UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 8, 2020

Town Sports International Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36803	20-0640002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 US North Highway 1, Suite 201, Jupiter, Florida		33477
(Address of Principal Executive Offices)		(Zip Code)

399 Executive Boulevard, Elmsford, New York		10523
(Mailing address)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (914) 347-4009

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.001 par value per share	CLUB	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.03	Bankruptcy or Receivership.

On September 14, 2020 (the “Petition Date”), Town Sports International, LLC (“TSI LLC”), TSI Holdings II, LLC (“Holdings II”) and certain subsidiaries of TSI LLC (TSI LLC, Holdings II, and such subsidiaries collectively, the “Debtors”) each filed voluntary petitions for relief (the “Petitions”) under chapter 11, title 11 (“Chapter 11”) of the United States Bankruptcy Code (the “Bankruptcy Code”, and such cases, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Court”).

The Debtors continue to operate their business as “debtors-in-possession” subject to the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. The Debtors are seeking approval of a variety of “first day” motions containing customary relief intended to permit the Debtors to continue their ordinary course operations, including by rejecting certain leases for club locations leased by the Debtors and by providing authority for the Debtors to use cash collateral to operate their business.

The Debtors have received two separate proposals from certain of their pre-petition lenders for the provision of debtor-in-possession financing, which the Debtors expect will be necessary to support the restructuring of the existing debt, existing equity interests in and certain other obligations of the Debtors, including the fees and costs incurred by the Debtors in connection with the Chapter 11 Cases.

The first such proposal is from Kennedy Lewis Investment Management, LLC (“KLIM”) and would provide the Debtors with an $80.0 million multi-draw senior secured super-priority debtor-in-possession credit facility (“KLIM DIP Facility”). KLIM would commit to provide the full amount of the KLIM DIP Facility, provided that each other lender under the Credit Agreement (as defined below) would have the opportunity to provide its pro rata share of $39.0 million of such DIP Facility. The KLIM DIP Facility would mature upon the earliest to occur of (i) the four month anniversary of the closing on such KLIM DIP Facility, (ii) the date that is 30 days after the Petition Date if a final order satisfactory to KLIM regarding the KLIM DIP Facility has not been entered by the Court on or before such date, (iii) the date of consummation of any sale of all or substantially all of the assets of any of the Debtors pursuant to section 363 of the Bankruptcy Code, (iv) the date on which the Court orders a conversion of any of the Chapter 11 Cases to a liquidation under chapter 7, title 11 of the Bankruptcy Code or the dismissal of any of the Chapter 11 Cases and (v) the effective date of any plan of reorganization of the Debtors subject to confirmation under section 1129(b)(2)(A)(iii) of the Bankruptcy Code. KLIM holds over forty-five percent of the total amount of debt owed by Debtors under the Credit Agreement, dated November 15, 2013, as amended (the “Credit Agreement”), by and among Holdings II, TSI LLC, as Borrower (as defined in the Credit Agreement), the Lenders party thereto and Deutsche Bank AG New York Branch as administrative agent. However the KLIM DIP Facility is conditioned on a consensual priming of the Debtors’ pre-petition secured debt which requires consent from a majority of the holders (the “Required Lenders”) of debt owed by Debtors under the Credit Agreement. The KLIM DIP Facility does not currently have the support of the Required Lenders and, as a result, is not yet actionable.

The second proposal is from Tacit Capital, LLC (“Tacit”) and an ad hoc group of certain lenders to the Debtors that have indicated that they own a majority of the total amount of debt owed by the Debtors under the Credit Agreement, and therefore would constitute the Required Lenders. The Tacit proposal is for a $17.5 million priming, super-priority, senior secured debtor-in-possession delayed-draw term loan facility (the “Tacit DIP Facility”), tied to a credit bid that provides for an additional $47.5 million of financing for the business following the Debtors’ exit from bankruptcy proceedings. The Tacit DIP Facility is also premised on a priming of the Debtors’ pre-petition lenders as well as a commitment by the Required Lenders to credit bid their debt.

The Debtors believe that the lenders under the Credit Agreement will consent to provide debtor-in-possession financing, whether in substantially the form laid out in the KLIM proposal, the Tacit proposal or otherwise. However, given the financial pressures on the Debtors’ operations, the Debtors determined it necessary to initiate the Chapter 11 Cases while discussions with its lenders to secure financing are ongoing. The Debtors intend to use cash on hand and cash from the results of operations to fund the working capital needs of the business prior to the entry of any order of the Court approving any debtor-in-possession financing facility.

Though Town Sports International Holdings, Inc. (the “Registrant”) is not a Debtor and has not filed a petition with the Court, as the parent of the Debtors, the Registrant will be subject to the risks and uncertainties associated with the bankruptcy process insofar as the assets of the Debtors constitute a substantial and material portion of the assets of the Registrant and its subsidiaries taken as a whole.

The filing of the Petitions constituted an event of default that accelerated the obligations of the Debtors under certain debt instruments and triggered defaults as described in greater detail in Item 2.04 herein.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The commencement of the Chapter 11 Cases constitutes an event of default under the following debt instruments and agreements (the “Debt Instruments”):

•	The Credit Agreement, and the $14.164 million outstanding under the Revolving Credit Facility (as defined in the Credit Agreement) (with letters of credit totaling approximately $325,000), and the $152.999 million outstanding under the Term Loan (as defined in the Credit Agreement);
•	The Business Loan Agreement and Promissory Note, dated April 20, 2020, by and between TSI LLC and BankUnited, N.A., and the $2.742 million outstanding thereunder.

The Debt Instruments provide that as a result of the Chapter 11 Cases, the principal and interest thereunder shall be immediately due and payable. The Debtors believe that any efforts to enforce the financial obligations under the Debt Instruments are stayed as a result of the filing of the Chapter 11 Cases in the Court.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Key Employee Retention Agreements

On September 8, 2020, TSI LLC entered into Retention Award Agreements (the “Retention Agreements”) with each of the Chief Executive Officer and Chief Financial Officer for the award of certain one-time lump sum cash retention bonuses. In recognition of the importance to the Registrant and its stakeholders of retaining highly qualified executives to manage the operations and finances of the Registrant and its subsidiaries during a time of great uncertainty for the business, and in order to incentivize the continued service of Mr. Walsh, our Chief Executive Officer, and Mr. Juhan, our Chief Financial Officer, one-time cash payments were made to these executives pursuant to the Retention Agreements in the amount of $1.5 million to Mr. Walsh, and $750,000 to Mr. Juhan (the “Retention Bonuses”). Each Retention Bonus is subject to repayment of 100% of such award if prior to the date that is six months following the date of the applicable Retention Agreement (i) the employment of the applicable executive with TSI LLC is terminated by TSI LLC for Cause (as defined in the applicable Retention Agreement) or by the executive without Good Reason (as defined in the applicable Retention Agreement) or (ii) the case of TSI LLC before the Court is converted to a liquidation pursuant to chapter 7, title 11 of the Bankruptcy Code (except in the event that such conversion occurs after Court approval and closing on a sale of all or substantially all of TSI LLC’s assets as a going concern).

The foregoing description of the Retention Agreements does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Retention Agreements attached hereto as Exhibits 10.1 and 10.2.

Resignation of General Counsel

On September 10, 2020, Stuart Steinberg notified the Registrant of his resignation as the Registrant’s General Counsel. Mr. Steinberg’s resignation is effective immediately, and was not due to any disagreement with the Registrant on any matter relating to the operations, policies or practices of the Registrant or any of its subsidiaries.

In connection with Mr. Steinberg’s resignation, on September 10, 2020, the Registrant entered into a letter agreement (the “Letter Agreement”) with Mr. Steinberg’s firm, Stuart M. Steinberg, P.C. (“Steinberg P.C.”), amending the Amended Engagement Letter Agreement (the “Engagement Letter”), dated May 1, 2017, by and between the Registrant and Steinberg P.C. Pursuant to the Letter Agreement, the Registrant will pay Steinberg P.C. a fee of $200,000 to provide transition services for a period of sixty days to facilitate the transition of the firm’s former duties. The Letter Agreement also terminated the engagement of Steinberg P.C. as counsel to the Registrant. The foregoing description of the Letter Agreement and the Engagement Letter does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Letter Agreement and the Engagement Letter, each as attached hereto as Exhibits 10.3 and 10.4 respectively.

Forward-Looking Statements

Certain statements in this Current Report regarding the Registrant’s future intentions contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “could,” or the negative version of these words or other comparable words. Such statements are subject to various risks and uncertainties, many of which are outside our control, including, among others, the impact of and risks and uncertainties related to the Chapter 11 Cases, the Debtors’ ability to obtain timely approval by the Court of the motions filed in the Chapter 11 Cases, the Debtors’ ability to obtain debtor-in-possession financing, objections to any such debtor-in-possession financing facility or other pleadings that could protract the Chapter 11 Cases, employee attrition and the Registrant’s ability to retain senior management and other key personnel, the Registrant’s ability to comply with the continued listing criteria of NASDAQ and risks arising from the potential delisting of the Registrant’s common stock from NASDAQ, the duration and severity of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or treat its impact, the potential negative impacts of COVID-19 on the economy in the United States and the impact of COVID-19 on our financial condition and business operations, and other specific risk factors disclosed in our prior SEC filings. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Retention Award Agreement, dated September 8, 2020 by and between TSI LLC and Patrick Walsh.
10.2	Retention Award Agreement, dated September 8, 2020 by and between TSI LLC and Phillip Juhan.
10.3	Letter Agreement, dated September 10, 2020 by and between the Registrant and Steinberg P.C.
10.4	Amended Engagement Letter Agreement, dated May 1, 2017 by and between the Registrant and Steinberg P.C. (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed April 28, 2017).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
(Registrant)

Date: September 14, 2020	By:	/s/ Patrick Walsh
Patrick Walsh
Chairman and Chief Executive Officer